Filed pursuant to rule 424(b)(3)
Registration Nos. 333-106200
and 333-106200-01

PROSPECTUS SUPPLEMENT NO. 2 to Prospectus Dated July 16, 2003

of

PPL Energy Supply, LLC

Relating to Resales by Selling Securityholders

of

2 5/8% Convertible Senior Notes due 2023
Fully and Unconditionally Guaranteed by
and Convertible into Common Stock of

PPL Corporation

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This prospectus supplement relates to: $400,000,000 in aggregate principal amount of 2 5/8% Convertible Senior Notes due 2023; the shares of PPL Corporation common stock issuable upon conversion of the notes; and the guarantee of the notes by PPL Corporation.

This prospectus supplement, which supplements our prospectus dated July 16, 2003, contains information about the selling securityholders.

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The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this offering memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

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               As used in this offering memorandum, the terms "company," "we," "our," "ours" and "us" may, depending on the context, refer to PPL Energy Supply, PPL Corporation, to one or more of PPL Corporation's consolidated subsidiaries or to all of them taken as a whole.

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               You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

SELLING SECURITYHOLDERS

               We originally issued the notes in a private placement that closed on May 21, 2003. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined in Rule 144A of the Securities Act. Selling securityholders may offer and sell the notes and/or shares of PPL Corporation common stock issuable upon conversion of the notes pursuant to this prospectus supplement and the prospectus to which it refers.

               The selling securityholders are offering notes and shares of PPL Corporation common stock issuable upon conversion of the notes under this prospectus supplement and the prospectus to which it refers pursuant to existing registration rights conferred by the registration rights agreement, dated as of May 21, 2003, among PPL Energy Supply, LLC, PPL Corporation and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Securities, Inc., as representatives of the several other initial purchasers named therein. The following table supplements the table of selling securityholders in the prospectus to which this prospectus supplement refers. The following table sets forth information, as of August 7, 2003, with respect to additional selling securityholders and the principal amounts of notes and number of shares of PPL Corporation common stock issuable upon conversion of the notes beneficially owned by such selling securityholders that may be offered under this prospectus supplement and the prospectus to which it refers. The information is based on information provided by or on behalf of the additional selling securityholders. The additional selling securityholders may offer all, some or none of the notes or PPL Corporation common stock issuable upon conversion of the notes. Because the additional selling securityholders may offer all or some portion of the notes or the PPL Corporation common stock, no estimate can be given as to the amount of the notes or the PPL Corporation common stock that will be held by the additional selling securityholders upon termination of any sales. In addition, the additional selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act or pursuant to the shelf registration statement and amendments or supplements thereto. Additional selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus supplement and the prospectus to which it refers any or all of the notes and PPL Corporation common stock issuable upon conversion of the notes. Identification of any more additional selling securityholders who exercise their registration rights, if any, will be made in another prospectus supplement.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold	Percentage of Common Stock Outstanding
Alexandra Global Master Fund, Ltd.	$ 5,500,000	1.38%	110,608	*
Cial Credit Industriel D'Alsace Lorraine	10,000,000	2.5	201,106	*
GLG Global Convertible Fund	3,550,000	*	71,392	*
GLG Global Convertible Ucits Fund	700,000	*	14,077	*
Swiss Re Financial Products Corporation	1,500,000	*	30,165	*
Windmill Master Fund, LP	5,000,000	1.25	100,553	*

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*   Less than 1%.

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